Exhibit 5

Privileged and Confidential

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as a deed on November 12, 2026 by and between:

(I)	Mericorn Company Limited, a BVI business company incorporated under the Laws of the British Virgin Islands with company number (the “Seller”); and

(2)	WANG Zixi, holder of Hong Kong passport number (the “Purchaser”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

(A)	The Seller is the registered and beneficial owner of 10,000,000 ordinary shares of MGRT, representing approximately 72.73% of the issued and outstanding share capital of MGRT.

(B)	The Seller desires to transfer to the Purchaser, and the Purchaser desires to acquire from the Seller, the Sale Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

“Business Day” means any day (excluding Saturdays, Sundays and public holidays) on which licensed banks in Hong Kong are generally open for business.

“Closing” means the completion of the transfer of the Sale Shares in accordance with Section 3, and “Closing Date” means the date on which the Closing occurs.

“Encumbrance” means any mortgage, charge, pledge, lien, option, right of pre-emption, right of first refusal, equity, claim or other security interest or third-party right of any kind, and any agreement to create any of the foregoing.

“Governmental Authority” means any government or political subdivision thereof, any court, tribunal or arbitral body, any regulatory or administrative authority, agency or commission, and any securities exchange, in each case in any jurisdiction.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Laws” means all applicable statutes, laws, rules, regulations (including the listing rules of any securities exchange) and orders of any Governmental Authority.

“MGRT” means Mega Fortune Company Limited, an exempted company incorporated under the Laws of the Cayman Islands, the ordinary shares of which are listed on The Nasdaq Capital Market under the symbol “MGRT”.

“Person” means any natural person, company, body corporate, partnership, trust, association, Governmental Authority or other entity, in each case whether or not having separate legal personality.

“Sale Shares” means 1,475,000 ordinary shares of MGRT held by the Seller, together with all rights attaching thereto as of the Closing.

“Transfer Agent” means the transfer agent of MGRT.

“Transfer Instruction Form” means the share transfer instruction form prescribed by the Transfer Agent for the transfer of the Sale Shares.

“US$” means the lawful currency of the United States of America.

1.2	Interpretation. In this Agreement, unless the context otherwise requires, (a) references to Sections are to the sections of this Agreement; (b) the words “include” and “including” shall be deemed to be followed by the words “without limitation”; (c) words importing the singular include the plural and vice versa, and words importing any gender include every gender; and (d) headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

SECTION 2

TRANSFER OF SALE SHARES

2.1	Transfer of Sale Shares. Upon the terms and subject to the conditions of this Agreement, the Seller shall transfer to the Purchaser, and the Purchaser shall acquire from the Seller, the Sale Shares, free and clear of all Encumbrances and together with all rights attaching thereto as of the Closing, including the right to receive all dividends and distributions declared, made or paid on or after the Closing Date.

2.2	Purchase Price. The Sale Shares shall be transferred for no consideration, and no amount shall be payable by the Purchaser to the Seller in respect of the Sale Shares.

SECTION 3

CLOSING

3.1	Time and Place of Closing. The Closing shall take place remotely by the electronic exchange of documents and signatures simultaneously with the execution of this Agreement, or at such other time or on such other date as the Parties may agree in writing.

3.2	Deliveries by the Seller. At the Closing, the Seller shall deliver to the Purchaser the Transfer Instruction Form, duly completed and executed by the Seller, together with such other documents and information as the Transfer Agent may require to register the transfer of the Sale Shares to the Purchaser.

3.3	Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller such duly executed documents and information as the Transfer Agent may require to register the transfer of the Sale Shares to the Purchaser.

3.4	Simultaneous Closing Deliveries. All actions to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no such action, document or delivery shall be deemed to have been taken, executed or delivered until all of them have been taken, executed and delivered.

3.5	Registration. Following the Closing, each Party shall use its reasonable best efforts, and shall cooperate with the other Party, to cause the Transfer Agent to register the Purchaser as the holder of the Sale Shares as promptly as practicable.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1	Representations and Warranties. The Seller represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, that:

(a)	Organization. The Seller is a BVI business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands.

(b)	Authority. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Seller of this Agreement have been duly authorized by all necessary corporate action on the part of the Seller, and no other corporate action or proceeding on the part of the Seller is necessary to authorize this Agreement or the transactions contemplated hereby.

(c)	Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and to general principles of equity.

(d)	No Conflict. The execution, delivery and performance by the Seller of this Agreement do not contravene (i) its memorandum and articles of association, (ii) any Law applicable to it, or (iii) any agreement or order binding on it.

(e)	Title. The Seller is the sole legal and beneficial owner of the Sale Shares, has good and valid title thereto, and is entitled to sell and transfer the Sale Shares to the Purchaser on the terms of this Agreement. The Sale Shares have been duly authorized and validly issued and are fully paid and non-assessable.

(f)	No Encumbrances. The Sale Shares are free and clear of all Encumbrances, and there is no agreement or commitment to create any Encumbrance over any of the Sale Shares.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	Representations and Warranties. The Purchaser represents and warrants to the Seller, as of the date hereof and as of the Closing Date, that:

(a)	Capacity. The Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.

(b)	Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and to general principles of equity.

(c)	No Conflict. The execution, delivery and performance by the Purchaser of this Agreement do not contravene any Law applicable to the Purchaser or any agreement or order binding on him or her.

(d)	Investment Intent. The Purchaser is acquiring the Sale Shares for his or her own account, for investment purposes and not with a view to any distribution thereof in violation of applicable securities Laws.

(e)	Securities Law Matters. The Purchaser is not a “U.S. person” (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”)). The Purchaser understands that the Sale Shares have not been registered under the Securities Act and may constitute “restricted securities” and/or “control securities” within the meaning of Rule 144 under the Securities Act, and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration.

SECTION 6

COVENANTS

6.1	Filings. Each Party shall be responsible for making, on a timely basis, all filings, notifications and disclosures required to be made by it under applicable Law (including U.S. securities Laws and the Nasdaq rules) in connection with the transactions contemplated by this Agreement, and shall provide the other Party with such information and cooperation as may reasonably be requested in connection therewith.

6.2	Further Assurances. Each Party shall, at the request of the other Party, promptly execute all such documents and take all such further actions as may reasonably be required to give full effect to this Agreement, including to cause the registration of the transfer of the Sale Shares to the Purchaser.

SECTION 7

MISCELLANEOUS

7.1	Costs and Expenses. Each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement. Any stamp duty, transfer tax or similar tax payable in connection with the transfer of the Sale Shares shall be borne by the Seller.

7.2	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto.

7.3	Amendments and Waivers. This Agreement may be amended only by a written instrument executed by each of the Parties. No waiver shall be effective unless in writing, and no failure or delay in exercising any right or remedy shall operate as a waiver thereof.

7.4	Assignment. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party.

7.5	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected.

7.6	Survival. The representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing.

7.7	Third-Party Rights. No Person other than a Party shall have any right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any term of this Agreement.

7.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by electronic means shall be effective.

7.9	Execution as a Deed. This Agreement is executed and delivered as a deed, and the obligations of each Party hereunder shall be enforceable notwithstanding that no consideration is payable for the Sale Shares.

SECTION 8

GOVERNING LAW AND DISPUTE RESOLUTION

8.1	Governing Law. This Agreement, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the Laws of Hong Kong.

8.2	Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. The law of this arbitration agreement shall be the Laws of Hong Kong. The number of arbitrators shall be one (1). The arbitral proceedings shall be conducted in the English language. Any arbitral award shall be final and binding on the Parties.

[The remainder of this page is intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as a deed by the Parties on the date first above written.

SELLER:

EXECUTED and DELIVERED as a DEED
by MERICORN COMPANY LIMITED
acting by Lai Long Wai, Director:

/s/ Lai Long Wai
Name:	Lai Long Wai
Title:	Director

in the presence of:

/s/ Yang chang
Witness name:	Yang chang
Witness address:	Room 1606, East Tower, WFC, Chaoyang District, Beijing, China

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as a deed by the Parties on the date first above written.

PURCHASER:

EXECUTED and DELIVERED as a DEED
by WANG ZIXI:

/s/ WANG ZIXI

in the presence of:

Witness name:
Witness address:	16th, Caryuen International Center,
IFC, Beijing, China.

[Signature Page to Share Purchase Agreement]